Exhibit 99.1

Company Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
Chief Financial Officer	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results

For the Second Quarter of 2005

New Drug Application (“NDA”) for Oracea™ filed with FDA on August 1, 2005

Newtown, PA — August 2, 2005 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the second quarter ended June 30, 2005. Total revenues for the second quarter of 2005 were $6.9 million compared to $14.4 million in the second quarter of 2004. During the second quarter of 2005, the Company recorded a net loss allocable to common stockholders of $(5.8) million, or $(0.41) per basic and diluted share, compared to a net income allocable to common stockholders of $1.6 million, or $0.11 per basic and diluted share, in the second quarter of 2004. Cash, cash equivalents and short-term investments totaled approximately $35.7 million at June 30, 2005.

The Company’s financial results during the second quarter of 2005 reflect the launch, in May 2005, of generic competition against Periostat®, the Company’s lead product. In accordance with generally accepted accounting principles, CollaGenex deferred $2.3 million in revenue relating to Periostat shipments in the second quarter of 2005 as a result of the Company’s inability to estimate returns from the distribution channel due to the launch of a generic version of Periostat. In addition, as a result of the launch of third party generic competition, the Company will no longer supply a branded version of Periostat to United Research Laboratories, Inc./Mutual Pharmaceutical Company Inc. (“Mutual”). In accordance with the agreement with Mutual, certain sales of Mutual’s branded version of Periostat were made to Mutual at a lower average net price during the second quarter to compensate Mutual for the price erosion that Mutual and its customers experienced as a result of a third party generic entry. These price protection credits to Mutual reduced second quarter 2005 revenues by $1.0 million.

Colin Stewart, president and chief executive officer of CollaGenex, said, “We are clearly disappointed that we were unable to prevent the launch of generic competition to Periostat, which we believe continues to be protected by a valid patent. As a result of the generic launch, we ceased all sales and marketing activity relating to Periostat on May 20, 2005 and reduced our headcount by 63 people, including our dental sales force.”

“However, we made excellent progress during the quarter in the development of our dermatology business,” Mr. Stewart continued. “In early June, we announced the statistically significant results from our two Phase III clinical trials evaluating Oracea™ for the treatment of rosacea, and we filed our NDA for Oracea on August 1, 2005. We also announced an agreement to promote two prescription pharmaceutical products, Novacort™ and Alcortin™, exclusively to dermatologists, and we have been pleased by the market acceptance of these products. These achievements have provided significant momentum to our efforts to become a major player in the dermatology market upon the expected approval and launch of Oracea in the third quarter of 2006.”

During the second quarter of 2005, research and development expenses were $3.2 million, a 30% increase over research and development expenses in the second quarter of 2004, and reflect the Company’s continuing commitment to fund its dermatology pipeline. Selling, general and administrative expenses, including restructuring costs, in the second quarter of 2005 were $7.7 million compared to $8.0 million in the second quarter of 2004.

Recent Announcements

•	CollaGenex reported significant positive outcomes for two Phase III clinical trials with a total of 537 patients designed to evaluate the safety and efficacy of Oracea™ for the treatment for rosacea. For the primary endpoint, Oracea demonstrated up to a 61% reduction in inflammatory lesions. The data from these trials were presented by Dr. James Del Rosso at the American Academy of Dermatology in Chicago, IL in July 2005.

•	CollaGenex reported filing a NDA with the FDA for Oracea on August 1, 2005.

•	CollaGenex reported the results of a proof-of-concept Phase II clinical study of COL-3 for the treatment of rosacea. At all time points during the course of the study, patients receiving Col-3 had significantly fewer inflammatory lesions than those on placebo. At Day 42, patients treated with Col-3 experienced an average 69% reduction in lesion counts compared to a slight increase in lesion counts in the placebo group (p=0.01). Based on these positive results, the Company plans to initiate in the fourth quarter of 2005 a Phase II clinical study in patients with acne, where current treatment of severe cases is accompanied by a notable side effect risk. Col-3 is a second-generation IMPACS™ compound that has demonstrated a range of potent anti-inflammatory activities.

•	CollaGenex announced that it entered into a Promotion and Cooperation Agreement with Primus Pharmaceuticals, Inc., under which the Company will promote Alcortin and Novacort to dermatologists in the United States. Alcortin (1% iodoquinol and 2% hydrocortisone) is a prescription topical antifungal steroid combination. Novacort (2% hydrocortisone acetate and 1% pramoxine HCl) is a prescription topical steroid and anesthetic. Both products contain a proprietary Biopeptide Aloe Complex™ which is designed to improve skin penetration and help reduce inflammation.

•	CollaGenex announced that its motion seeking a temporary restraining order and a preliminary injunction in the United States District Court for the Eastern District of New York had been denied. As a consequence, IVAX Pharmaceuticals Inc. and CorePharma LLC are free to continue to sell their generic equivalents of Periostat.

Guidance

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Please see the note regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ and refer to CollaGenex’ periodic reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.

•	Total Revenues: CollaGenex anticipates total revenues in 2005 of approximately $26 million, compared with actual revenues of $52.1 million for 2004. The 2005 revenue guidance is based on current anticipated rates of generic penetration of the market for Periostat. CollaGenex will update its revenue guidance during the remainder of 2005 only if changes in anticipated total revenues would have a material impact on the Company’s cash burn and expected year-end cash balance.

•	Research and Development Expense: CollaGenex anticipates its total R&D investment during 2005 to be around $15 million compared to $8.8 million in 2004. R&D expenses for 2005 are expected to increase compared to 2004 primarily due to clinical studies, milestone payments and PDUFA fees for Oracea (Phase III studies for rosacea were completed in the first half of 2005) and clinical studies for Col-3 (proof-of-concept Phase II study for rosacea was completed in the first half of 2005 and a Phase II study for acne will be initiated in the fourth quarter of 2005) as well as ongoing development work for the Restoraderm® and IMPACS platforms.

•	Selling, General and Administrative Expense: CollaGenex anticipates its total 2005 selling, general and administrative expense, including restructuring costs, to be about $27 million compared to $31.8 million in 2004.

•	Net Loss: CollaGenex anticipates the Company’s 2005 net loss allocable to common stockholders to be approximately $22 million, or $(1.53) per basic and diluted share.

•	Cash Burn: CollaGenex anticipates that its cash burn will be about $12 million for 2005, taking into account the anticipated net loss allocable to common stockholders and changes in working capital, particularly significant expected reductions in accounts receivable and product inventories.

•	Cash and Short Term Investments: CollaGenex anticipates that cash and short term investments at December 31, 2005 will be about $27 million.

Conference Call

As previously announced, CollaGenex will hold a conference call on Tuesday, August 2, at 11:00 a.m. Eastern Daylight Time to discuss the Company’s second quarter 2005 operating and financial results. Investors and other interested parties may access the conference call by dialing (888) 394-8045 in the U.S. or (973) 409-9260 internationally, or via a live Internet broadcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on August 9, 2005 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 6277476.

Financial Tables Follow

Summary Financial Data

(Unaudited)

(In thousands, except share amounts)

	Three Months Ended June 30,
	2005	2004
Consolidated Statement of Operations:

Revenues:
Net product sales	$6,872	$14,372
Contract and license revenues	45	73

Total revenues	6,917	14,445

Operating Expenses:
Cost of product sales	1,701	2,052
Research and development	3,200	2,457
SG&A, other	6,510	7,530
SG&A, restructuring	1,184	480

Total operating expenses	12,595	12,519

Other Income (Expense):
Interest income	264	69
Other income (expense)	(1)	3

Net (loss) income	(5,415)	1,998

Preferred stock dividend	427	400

Net (loss) income allocable to common stockholders	$(5,842)	$1,598

Net (loss) income per basic share allocable to common stockholders	$(0.41)	$0.11

Weighted average shares used in computing net (loss) income per basic share allocable to common stockholders	14,414,767	14,310,289

Net (loss) income per diluted share allocable to common stockholders	$(0.41)	$0.11

Weighted average shares used in computing net (loss) income per diluted share allocable to common stockholders	14,414,767	14,741,845

	Six Months Ended June 30,
	2005	2004
Consolidated Statement of Operations:

Revenues:
Net product sales	$18,708	$27,700
Contract and license revenues	244	151

Total revenues	18,952	27,851

Operating Expenses:
Cost of product sales	4,166	4,053
Research and development	7,294	3,845
SG&A, other	14,256	15,648
SG&A, legal settlement	—	2,000
SG&A, restructuring	1,184	480

Total operating expenses	26,900	26,026

Other Income (Expense):
Interest income	476	140
Other expense	(1)	—

Net (loss) income	(7,473)	1,965

Preferred stock dividend	827	800

Net (loss) income allocable to common stockholders	$(8,300)	$1,165

Net (loss) income per basic share allocable to common stockholders	$(0.58)	$0.08

Weighted average shares used in computing net (loss) income per basic share allocable to common stockholders	14,409,719	14,140,509

Net (loss) income per diluted share allocable to common stockholders	$(0.58)	$0.08

Weighted average shares used in computing net (loss) income per diluted share allocable to common stockholders	14,409,719	14,668,578

	June 30, 2005	December 31, 2004
Selected Balance Sheet Data:

Cash and cash equivalents	$15,971	$11,889
Short-term investments	19,761	26,756
Accounts receivable	5,791	6,983
Inventories	875	2,692
Prepaid expenses and other current assets	1,898	2,096

Total current assets	44,296	50,416

Non-current assets	1,341	1,705

Total assets	$45,637	$52,121

Current liabilities	11,761	10,702
Long-term liabilities	106	204

Total liabilities	11,867	10,906

Total stockholders’ equity	33,770	41,215

Total liabilities and stockholders’ equity	$45,637	$52,121

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company that has built its reputation on providing innovative medical therapies to the dental and dermatology markets. CollaGenex’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc., Alcortin™ (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort™ (2% hydrocortisone acetate and 1% pramoxine HCl). Alcortin and Novacort are marketed by the Company under a co-promotion agreement with Primus Pharmaceuticals Inc. CollaGenex also currently sells Periostat, which the Company developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis, and Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QTL, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to retain non-antibiotic properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications. The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states. In addition, CollaGenex has acquired the Restoraderm technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue and expenses, future cash position, including the second quarter and for the remainder of 2005, and its future development efforts, including clinical and development programs and the dermatology franchise, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 under the section “Additional Factors That May Affect Future Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions, goals strategies, plans or prospects regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release.

Periostat® and Restoraderm® are registered trademarks and IMPACS™ and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Novacort™ and Alcortin™ are trademarks of Primus Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

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